Exhibit 99.1
TIME WARNER CABLE REPORTS
2010 THIRD-QUARTER RESULTS
NEW YORK, NY, November 4, 2010 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2010.
Time Warner Cable Chief Executive Officer Glenn Britt said: “This is an exciting time at Time Warner Cable. We’re introducing several new offerings that give our customers control in ways that are simple and easy. We’re performing well financially, despite the economic and competitive climate. And our confidence in the strength and stability of our cash flow makes it possible to return a large amount of capital to shareholders through regular dividends and the $4 billion share repurchase program we announced this morning.”
FINANCIAL RESULTS
Revenues for the third quarter of 2010 increased 5.2% from the third quarter of 2009 to $4.7 billion. Subscription revenues grew 4.5% year-over-year to $4.5 billion, driven by a 3.5% increase in residential subscription revenues and a 21.6% increase in commercial subscription revenues. Advertising revenues increased 22.5% to $223 million. Residential subscription revenue growth was driven by increases in high-speed data, video and voice revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and, to a lesser extent, increases in average revenues per subscriber. Residential video revenues increased as a result of video price increases, year-over-year growth of digital video subscribers and an increase in DVR service revenues, partially offset by a year-over-year decline in video subscribers and a decrease in transactional video-on-demand revenues. The growth in residential voice revenues was driven by an increase in Digital Phone subscribers, partially offset by a decrease in average monthly revenues per Digital Phone subscriber. Commercial subscription revenue growth was due primarily to an increase in cell tower backhaul revenues and increases in Business Class Phone and commercial high-speed data subscribers. Advertising revenue growth was driven by year-over-year increases in a wide range of categories, most significantly automotive, media and political.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30

	2010	2009	Change	2010	2009	Change
Subscription revenues:
Video	$2,743	$2,698	1.7%	$8,264	$8,071	2.4%
High-speed data	1,255	1,138	10.3%	3,680	3,362	9.5%
Voice	513	480	6.9%	1,511	1,402	7.8%

Total subscription revenues	4,511	4,316	4.5%	13,455	12,835	4.8%
Advertising revenues	223	182	22.5%	612	501	22.2%

Total revenues	$4,734	$4,498	5.2%	$14,067	$13,336	5.5%

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 5.7% over the third quarter of 2009 to $1.7 billion driven by revenue growth, partially offset by a 5.0% increase in operating expenses, in particular, higher employee, video programming, marketing and voice expenses.

Employee expenses of $979 million were 4.0% higher than the third quarter of 2009, driven by higher headcount and compensation offset, in part, by a decrease in pension expense. Video programming expenses grew 3.5% to $1.0 billion due to contractual rate increases and incremental retransmission consent expense offset, in part, by a decline in video subscribers. Additionally, video programming costs were reduced by approximately $15 million in the third quarter of 2010 and increased by approximately $5 million in the third quarter of 2009 as a result of changes in cost estimates for programming services carried without a contract, reversals of previously accrued audit reserves and certain contract settlements. Marketing expense was up 11.4% to $156 million, while voice costs increased 4.3% to $168 million due to subscriber growth.

Operating Income was up 12.0% over the third quarter of 2009 to $927 million primarily as a result of higher Adjusted OIBDA and a decrease in amortization expense, partially offset by an increase in depreciation expense.

Adjusted OIBDA for the third quarter of 2010 excludes the expenses noted in the table below.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30

	2010	2009	Change	2010	2009	Change
Adjusted OIBDA(a)	$1,715	$1,623	5.7%	$5,137	$4,782	7.4%
Adjusted OIBDA margin(b)	36.2%	36.1%		36.5%	35.9%
Separation-related “make-up” equity award costs	(1)	(4)	(75.0%)	(5)	(6)	(16.7%)
Restructuring costs	(13)	(14)	(7.1%)	(44)	(64)	(31.3%)
Gain on sale of cable systems	—	—	NM	—	2	(100.0%)

OIBDA(a)	1,701	1,605	6.0%	5,088	4,714	7.9%
Depreciation	(745)	(713)	4.5%	(2,237)	(2,105)	6.3%
Amortization	(29)	(64)	(54.7%)	(156)	(183)	(14.8%)

Operating Income	$927	$828	12.0%	$2,695	$2,426	11.1%

NM — Not meaningful.
(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.

(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.
Net Income Attributable to TWC Shareholders was $360 million, or $1.00 per basic and diluted common share, for the third quarter of 2010 compared to $268 million, or $0.76 per basic and diluted common share, in the prior year quarter.

(in millions, except per share data;
unaudited)	3rd Quarter			Year-to-Date 9/30

	2010	2009	Change	2010	2009	Change
Net income attributable to TWC shareholders	$360	$268	34.3%	$916	$748	22.5%
Net income per common share attributable to TWC common shareholders:
Basic	$1.00	$0.76	31.6%	$2.56	$2.15	19.1%
Diluted	$1.00	$0.76	31.6%	$2.55	$2.14	19.2%

Refer to Note 1 to the accompanying consolidated financial statements for certain items affecting the comparability of net income attributable to TWC shareholders.
Adjusted OIBDA less Capital Expenditures for the first nine months of 2010 totaled $3.0 billion, a 19.8% increase over the first nine months of 2009, due to higher Adjusted OIBDA and lower capital expenditures. Capital Expenditures were $2.1 billion in the first nine months of 2010, a 6.1% decrease from the first nine months of 2009, largely reflecting lower residential capital spending, partly offset by higher commercial capital spending. The decline in residential capital spending was primarily attributable to lower spending on support capital, customer premise equipment and scalable infrastructure. The increase in commercial capital spending was primarily related to higher spending on line extensions and scalable infrastructure.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30

	2010	2009	Change	2010	2009	Change
Adjusted OIBDA(a)	$1,715	$1,623	5.7%	$5,137	$4,782	7.4%
Capital expenditures	(676)	(758)	(10.8%)	(2,148)	(2,287)	(6.1%)

Adjusted OIBDA less Capital expenditures(a)	$1,039	$865	20.1%	$2,989	$2,495	19.8%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.
Free Cash Flow for the first nine months of 2010 increased 8.2% to $1.6 billion from $1.5 billion in the first nine months of 2009, due to an increase in Adjusted OIBDA and decreases in capital expenditures and pension plan contributions, offset partly by higher cash tax and interest payments. Cash Provided by Operating Activities for the first nine months of 2010 was $3.8 billion, a 0.8% decrease from the first nine months of 2009. This decrease was related primarily to increases in cash tax and interest payments, offset partly by higher Adjusted OIBDA and lower pension plan contributions.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30

	2010	2009	Change	2010	2009	Change
Cash provided by operating activities	$1,082	$1,234	(12.3%)	$3,774	$3,805	(0.8%)
Add: Excess tax benefit from exercise of stock options	2	—	NM	15	—	NM
Less:
Capital expenditures	(676)	(758)	(10.8%)	(2,148)	(2,287)	(6.1%)
Cash paid for other intangible assets	(12)	(7)	71.4%	(21)	(17)	23.5%
Other	—	(4)	(100.0%)	(1)	(5)	(80.0%)

Free Cash Flow(a)	$396	$465	(14.8%)	$1,619	$1,496	8.2%

NM — Not meaningful.
(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $20.5 billion as of September 30, 2010, down $1.1 billion since December 31, 2009. The decline in net debt and preferred equity was driven by Free Cash Flow offset, in part, by the quarterly cash dividend payments and the increase in the fair value of debt subject to interest rate swap contracts (which was equal to the increase in the fair value of the underlying swaps which are separately recorded as assets in the accompanying consolidated balance sheet).

(in millions; unaudited)	9/30/10	12/31/09
Long-term debt	$21,314	$22,331
Debt due within one year	—	—

Total debt	21,314	22,331
Cash and equivalents	(1,128)	(1,048)

Net debt(a)	20,186	21,283
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$20,486	$21,583

(a)	Net debt is defined as total debt less cash and equivalents.
SUBSCRIBER METRICS
In the third quarter, high-speed data subscribers grew by 104,000 and Digital Phone subscribers increased by 34,000, while video subscribers declined by 155,000, resulting in a net loss of 17,000 Primary Service Units (“PSUs”). Double Play Subscriber net additions were 15,000 and Triple Play Subscriber net additions were 14,000 in the third quarter, and bundled subscribers totaled 8.6 million, or 59.4% of total customer relationships, as of September 30, 2010.

(in thousands)		Net
		Additions
	6/30/10	(Declines)	9/30/10
Video subscribers	12,706	(155)	12,551
Residential high-speed data subscribers	9,291	95	9,386
Commercial high-speed data subscribers	315	9	324
Residential Digital Phone subscribers	4,302	22	4,324
Commercial Digital Phone subscribers	90	12	102

Primary service units	26,704	(17)	26,687
Digital video subscribers	9,059	(46)	9,013

Revenue generating units	35,763	(63)	35,700

Single play subscribers	5,951	(89)	5,862
Double play subscribers	4,889	15	4,904
Triple play subscribers	3,658	14	3,672

Customer relationships	14,498	(60)	14,438

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, Southern California (including Los Angeles) and Texas. Time Warner Cable serves more than 14 million customers who subscribe to one or more of its video, high-speed data and voice services. Time Warner Cable Business Class offers a suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Time Warner Cable Media Sales, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions that are targeted and affordable. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com and www.twcmediasales.com.
Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, November 4, 2010. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2010	2009
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$1,128	$1,048
Receivables, less allowances of $91 million and $74 million as of September 30, 2010 and December 31, 2009, respectively	673	663
Deferred income tax assets	133	139
Other current assets	409	252

Total current assets	2,343	2,102
Investments	905	975
Property, plant and equipment, net	13,666	13,919
Intangible assets subject to amortization, net	139	274
Intangible assets not subject to amortization	24,092	24,092
Goodwill	2,090	2,111
Other assets	451	221

Total assets	$43,686	$43,694

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$342	$478
Deferred revenue and subscriber-related liabilities	163	170
Accrued programming expense	787	738
Other current liabilities	1,504	1,572

Total current liabilities	2,796	2,958
Long-term debt	21,314	22,331
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	9,382	8,957
Other liabilities	461	459
TWC shareholders’ equity:
Common stock, $0.01 par value, 355.6 million and 352.5 million shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	4	4
Paid-in capital	9,607	9,813
Accumulated other comprehensive loss, net	(289)	(319)
Retained earnings (accumulated deficit)	103	(813)

Total TWC shareholders’ equity	9,425	8,685
Noncontrolling interests	8	4

Total equity	9,433	8,689

Total liabilities and equity	$43,686	$43,694

See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30,		September 30,

	2010	2009	2010	2009

	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,743	$2,698	$8,264	$8,071
High-speed data	1,255	1,138	3,680	3,362
Voice	513	480	1,511	1,402

Total Subscription	4,511	4,316	13,455	12,835
Advertising	223	182	612	501

Total revenues	4,734	4,498	14,067	13,336
Costs and expenses:
Costs of revenues(a)	2,239	2,163	6,657	6,423
Selling, general and administrative(a)	781	716	2,278	2,137
Depreciation	745	713	2,237	2,105
Amortization	29	64	156	183
Restructuring costs	13	14	44	64
Gain on sale of cable systems	—	—	—	(2)

Total costs and expenses	3,807	3,670	11,372	10,910

Operating Income	927	828	2,695	2,426
Interest expense, net	(346)	(348)	(1,034)	(974)
Other expense, net	(25)	(19)	(58)	(83)

Income before income taxes	556	461	1,603	1,369
Income tax provision	(193)	(193)	(683)	(600)

Net income	363	268	920	769
Less: Net income attributable to noncontrolling interests	(3)	—	(4)	(21)

Net income attributable to TWC shareholders	$360	$268	$916	$748

Net income per common share attributable to TWC common shareholders:
Basic	$1.00	$0.76	$2.56	$2.15

Diluted	$1.00	$0.76	$2.55	$2.14

Average common shares outstanding:
Basic	355.5	352.4	354.4	347.9

Diluted	361.0	354.5	359.4	348.9

Cash dividends declared per share	$0.40	$—	$1.20	$—

Special cash dividend declared and paid per share	$—	$—	$—	$30.81

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended

	September 30,

	2010	2009

	(in millions)
OPERATING ACTIVITIES
Net income	$920	$769
Adjustments for noncash and nonoperating items:
Depreciation	2,237	2,105
Amortization	156	183
Pretax gain on asset sales	—	(2)
Loss from equity investments, net of cash distributions	83	42
Deferred income taxes	461	458
Equity-based compensation	82	77
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(14)	47
Accounts payable and other liabilities	(226)	136
Other changes	75	(10)

Cash provided by operating activities	3,774	3,805

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	55	6
Capital expenditures	(2,148)	(2,287)
Other investing activities	7	9

Cash used by investing activities	(2,086)	(2,272)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	(1,261)	2,215
Borrowings(b)	—	10,071
Repayments(b)	(8)	(7,877)
Debt issuance costs	—	(26)
Proceeds from exercise of stock options	86	2
Dividends paid	(432)	—
Payment of special cash dividend	—	(10,856)
Other financing activities	7	(5)

Cash used by financing activities	(1,608)	(6,476)

Increase (decrease) in cash and equivalents	80	(4,943)
Cash and equivalents at beginning of period	1,048	5,449

Cash and equivalents at end of period	$1,128	$506

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.

(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.    ITEMS AFFECTING COMPARABILITY
       The following items affected the comparability of net income attributable to TWC shareholders for the three and nine months ended September 30, 2010 and 2009:

(in millions, except per share data)	3rd Quarter		Year-to-Date 9/30

	2010	2009	2010	2009

Restructuring costs	$(13)	$(14)	$(44)	$(64)
Equity award reimbursement obligation to Time Warner(a)	(2)	(5)	5	(13)
Separation-related “make-up” equity award costs(b)	(1)	(4)	(5)	(6)
Amortization adjustment(c)	—	—	—	13
Separation-related costs(d)	—	—	—	(41)
Investment gains	—	—	—	3
Gain on sale of cable systems(e)	—	—	—	2
Investment in The Reserve Fund’s Primary Fund	1	—	1	(10)

Pretax impact	(15)	(23)	(43)	(116)
Income tax impact of the above items	5	9	17	39
Income tax impact of expired Time Warner stock options(f)	2	—	(68)	—
Decrease in deferred tax asset valuation allowance(g)	23	—	29	—
Income tax impact of certain state tax law changes in California	—	—	—	(38)
Portion of above items impacting income attributable to noncontrolling interests	—	—	—	1

After-tax impact	$15	$(14)	$(65)	$(114)

Impact per basic common share	$0.04	$(0.04)	$(0.18)	$(0.33)

Impact per diluted common share	$0.04	$(0.04)	$(0.18)	$(0.33)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), Time Warner Cable Inc. (“TWC” or the “Company”) is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.

(b)	As a result of the Company’s separation (the “Separation”) from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent the costs associated with TWC stock options and restricted stock units granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.

(c)	Amounts represent adjustments to reduce excess amortization recorded in prior years.

(d)	Amount consists of direct transaction costs (e.g., legal and professional fees) and debt issuance costs ($28 million and $13 million, respectively, for the nine months ended September 30, 2009).

(e)	Amount represents a gain related to the fourth quarter 2008 sale of cable systems as a result of a post-closing purchase price adjustment.

(f)	As a result of the Separation on March 12, 2009, TWC employees who held stock options under Time Warner equity plans were treated as if their employment with Time Warner had been terminated without cause at the time of the Separation. In most cases, this treatment resulted in shortened exercise periods, generally one year from the date of Separation, for vested Time Warner stock options held by TWC employees. During the nine months ended September 30, 2010, TWC recorded a net noncash charge of $68 million related to the reversal of previously recognized deferred income tax benefits primarily as a result of the expiration, on March 12, 2010, of these Time Warner stock options.

(g)	Amounts represent adjustments to the Company’s valuation allowance for deferred tax assets associated with an equity-method investment.
2.    USE OF NON-GAAP FINANCIAL MEASURES
       In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
•	OIBDA (Operating Income (Loss) before Depreciation and Amortization) means Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets.
•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.
•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.
•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefits from the exercise of stock options, less (i) capital expenditures, (ii) cash paid for other intangible assets, (iii) partnership distributions to third parties and (iv) principal payments on capital leases.
       Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s liquidity after the payment of cash taxes, interest and other cash items, including its ability to reduce net debt, pay dividends, repurchase common stock and make strategic investments. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.
       These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income (loss) attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income (loss) attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income (loss) attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.
       These measures should be considered in addition to, not as substitutes for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.